Exhibit 99.1

Release date: April 23, 2009	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
SECOND QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, APRIL 23, 2009 - Matthews International Corporation (NASDAQ GSM: MATW) today announced earnings for the quarter ended March 31, 2009.  Net income for the Company’s fiscal 2009 second quarter was $12,742,000, representing earnings per share of $0.42.  The fiscal 2009 second quarter results included unusual charges of approximately $5,300,000 (pre-tax), or $0.11 per share, which primarily consisted of costs related to the consolidation of certain production operations within the Company’s Bronze segment, severance costs in connection with cost structure initiatives in certain of the Company’s other businesses and asset adjustments resulting from current market conditions.  Net income for the quarter ended March 31, 2008 was $20,283,000, or $0.65 per share.

Sales for the quarter ended March 31, 2009 were $197,362,000, compared to $197,827,000 in the same quarter a year ago.  Second quarter sales for the current fiscal year included the impact of the Company’s acquisition in May 2008 of Saueressig GmbH & Co. KG (“Saueressig”).  Saueressig reported sales of approximately $24,800,000 for the fiscal 2009 second quarter.  Operating profit for the three months ended March 31, 2009 was $23,439,000.  Operating profit for the fiscal 2009 second quarter included approximately $4,900,000 of the unusual charges noted above.  Operating profit was $34,392,000 for the same period last year.  Changes in foreign currency values against the U.S. dollar were estimated to have an unfavorable impact of approximately $8,900,000 and $1,100,000, respectively, on the Company’s sales and operating profit compared to the quarter ended March 31, 2008.

Matthews International Corporation                                                                            2 of 4                                                                         April 23, 2009

Net income for the six months ended March 31, 2009 was $24,031,000, representing earnings per share of $0.79.  The year-to-date fiscal 2009 results included unusual charges of approximately $11,900,000 (pre-tax), or $0.25 per share, which primarily consisted of severance and other costs related to the consolidation of certain production operations within the Company’s Bronze segment, severance costs in connection with cost structure initiatives in certain of the Company’s other businesses and asset adjustments resulting from current market conditions.  In addition, fiscal 2009 earnings included the favorable effect of a one-time adjustment of $0.03 per share to income tax expense recorded in the fiscal 2009 first quarter.  This adjustment related to the Company’s ability to utilize a European tax loss carryover generated in prior years.  Net income for the six months ended March 31, 2008 was $37,714,000, or $1.21 per share.  Fiscal 2008 earnings included the favorable effect of a one-time adjustment of $0.06 per share to income tax expense recorded in the Company’s fiscal 2008 first quarter.  This adjustment represented the impact on deferred income taxes resulting from certain income tax rate reductions in Europe.

Sales for the six months ended March 31, 2009 were $388,648,000, compared to $380,175,000 in the same period last year, representing an increase of 2.2%.  The increase in sales was principally attributable to the acquisition of Saueressig.  Saueressig reported sales of approximately $50,200,000 for the first six months of fiscal 2009.  Operating profit for the six months ended March 31, 2009 was $43,518,000.  Fiscal 2009 operating profit included approximately $10,700,000 of the unusual charges noted above.  Operating profit was $61,170,000 for the same period last year.  Changes in foreign currency values against the U.S. dollar were estimated to have an unfavorable impact of approximately $14,100,000 and $1,700,000, respectively, on the Company’s year-to-date sales and operating profit compared to the six months ended March 31, 2008.

In discussing the results for the second quarter and first six months of the fiscal year, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“Our consolidated results for the fiscal 2009 second quarter were in line with our internal projections and the updated earnings guidance that we provided in March 2009.  However, fiscal 2009 continues to be a very challenging year for Matthews.  The tough economic climate is affecting all of our businesses, both in Memorialization and Brand Solutions.  Unit volume, net pricing and product mix have been impacted in our Bronze and Casket businesses.  In addition, there was a decline in the death rate in the most recent quarter in many of our markets.  These factors adversely impacted the operating results for both of these Memorialization segments.  However, sales for our Cremation segment increased from a year ago, due primarily to the recent acquisition of a small European cremation equipment manufacturer.”

Matthews International Corporation                                                                              3 of 4                                                          April 23, 2009

“The current recession also continues to impact unit volume and pricing in our Brand Solutions businesses.  While reported sales for our Graphics Imaging business were supported by the impact of last year’s acquisition of Saueressig, sales in the existing businesses declined year-over-year.  Our Merchandising Solutions business reported a slight improvement in sales for the most recent quarter, but the order rate as we move into the second half of the fiscal year is difficult to project.  Our Marking Products business continues to be the most economically sensitive of our segments due to the nature of its products and, as expected, reported a significant decline in sales and profits for the fiscal 2009 second quarter.”

Mr. Bartolacci further stated:  “Matthews is a Company that historically has been able to consistently deliver higher earnings on a year-over-year basis and, even though the current results can be attributed in large part to the severity of the recession, we are not satisfied with our recent operating performance.  Our Board and management teams are continuing to challenge our businesses to improve cost structures, as evidenced by the level of unusual charges this year.  In addition, we are challenging our sales and marketing teams to find top-line growth opportunities in this increasingly difficult and price-competitive climate.  As a result, we fully expect to exit this recession a stronger company.  At this time, we are maintaining the updated guidance we provided in March 2009, but we continue to remain cautious in this economic environment.  This guidance projects only a modest decline (less than 8%) in earnings per share from last year, excluding the impact of the unusual items from both periods.”

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.065 per share on the Company’s common stock for the quarter ended March 31, 2009.  The dividend is payable May 18, 2009 to stockholders of record May 4, 2009.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Matthews International Corporation                                                                             4 of 4                                                             April 23, 2009

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended		Six Months Ended
	3/31/08	3/31/09	3/31/08	3/31/09
Sales	$197,827	$197,362	$380,175	$388,648
Operating Profit	34,392	23,439	61,170	43,518
Income before Taxes	32,401	20,104	57,240	36,434
Income Taxes	12,118	7,362	19,526	12,403
Net Income	$20,283	$12,742	$37,714	$24,031
Earnings per Share	$0.65	$0.42	$1.21	$0.79
Weighted Average Shares	31,202,563	30,437,140	31,198,880	30,584,191

Note:
Earnings for the second quarter and first six months of fiscal 2009 included pre-tax unusual charges of approximately $5,300,000 ($0.11 per share) and $11,900,000 ($0.25 per share), respectively, which primarily consisted of severance and other costs related to the consolidation of certain production operations within the Company’s Bronze segment, severance costs in connection with cost structure initiatives in certain of the Company’s other businesses and asset adjustments resulting from current market conditions.  In addition, year-to-date fiscal 2009 earnings included the favorable effect of a one-time adjustment (recorded in the fiscal 2009 first quarter) of $0.03 per share to income tax expense.  This adjustment related to the Company’s ability to utilize a European tax loss carryover generated in prior years.

Earnings for the first six months of fiscal 2008 included the favorable effect of a one-time adjustment (recorded in the fiscal 2008 first quarter) of $0.06 per share to income tax expense.  This adjustment represented the impact on deferred income taxes resulting from certain income tax rate reductions in Europe.